INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM CONSENT

We consent to the use in this Registration Statement of Sputnik, Inc., on Form SB-2 of our report dated April 15, 2005 (September 3, 2005 as to the effects of restatement discussed in Note 8) appearing in this Registration Statement.  We also consent to the reference to us under the heading "Experts" in this registration statement.

Malone & Bailey, PC

www.malone-bailey.com

Houston, Texas

November 7, 2005